UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) February 23, 2007
Four Oaks FinCorp, Inc.
(Exact name of registrant as specified in its charter)
North Carolina	000-22787	56-2028446
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
6114 U.S. 301 South - Four Oaks, NC 27524
(Address of principal executive offices & zip code)

Registrant's telephone number, including area code:  919-963-2177

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On
February 23, 2007
, the Compensation Committee (the “Committee”) of the Board of Directors of Four Oaks Fincorp, Inc. (the “Company”) approved the Company’s 2007 Bonus Plan (the “Plan”).

The Plan is designed to align the interests of the Company’s named executive officers with the interests of its stockholders by linking bonus amounts directly to Company performance. Named executive officers are eligible to receive cash bonuses under the Plan based on the Company’s (i) fee income, (ii) average loan balances, (iii) average deposit balances, (iv) net interest spread and (v) net income.

Targets for these five areas have been set for fiscal 2007, and the Company’s named executive officers will be eligible for bonuses based on four tier target levels set by the Committee.

Actual bonus payments, if any, will therefore vary depending on the Company’s actual fee income, average loan balance, average deposit balance, net interest spread and net income at the end of fiscal 2007.

In addition, the Committee has the discretion to award cash bonuses or otherwise increase, reduce or eliminate cash bonuses that would otherwise be payable under the Plan in its sole discretion.

Exhibits
None

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 1, 2007	By:	/s/ Ayden R. Lee, Jr.
Ayden R. Lee, Jr. President & Chief Executive Officer